Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549
Attention:  Document Control


Re:     The Southland Corporation Registration on Form S-8

We are aware that our reports dated April 24, 1995 and July 31, 1995 on our reviews of interim financial information of The Southland Corporation and Subsidiaries for the periods ended March 31, 1995 and June 30, 1995, respectively, and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this registration statement on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



						      COOPERS & LYBRAND L.L.P.

Dallas, Texas
October 23, 1995